Exhibit 11

Lafayette Bancorporation
Computation of Earnings Per Share (1)

                                   Six Months                 Six Months
                                 Ended June 30,             Ended June 30,
                                      1997                       1996
                                              Fully                      Fully
                               Primary       Diluted       Primary      Diluted
Average shares:
  Outstanding
  Common Shares             1,965,050    1,965,050     1,965,320     1,965,320
Common Stock
   Equivalents:
    Stock Options              72,072       72,072        47,784        47,784

Assumed Repurchase
  of Shares                   (60145)     (54,775)      (46,637)      (46,637)

Average Common and
  Common Equivalent
  Shares Outstanding        1,976,977    1,982,347     1,966,467     1,966,467

Net Income                 $2,320,000   $2,320,000    $1,975,000    $1,975,000

Earnings Per Share (2)          $1.17        $1.17         $1.00         $1.00


  (1) Average common shares and common stock equivalents have been restated for all periods to reflect the 20% stock dividend in 1996.

  (2) Stock options are not materially dilutive and have been excluded from earnings per share in the consolidated statements of income.